Exhibit 10.23

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

FORGE GLOBAL, INC.
SERVICES AGREEMENT

This Services Agreement (the “Agreement”), is entered into as of January 1, 2023 (the “Effective Date”), by and between Forge Global, Inc. (the “Company” or “Forge”) and Jose Cobos, a resident of the State of California (“Consultant”) (Consultant and the Company collectively, the “Parties”).

WHEREAS, Consultant had served as the President of the Company until December 31, 2022, on which date his employment with the Company terminated.

WHEREAS, the Company desires to engage Consultant for consulting services to advise on matters related to current corporate development projects, Forge Europe, and other advisory as needed. Consultant agrees to provide Company consulting services in accordance with the terms and conditions of the Agreement;

NOW THEREFORE, for and in consideration for the mutual covenants and promises contained in the Agreement, the engagement of Consultant and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Consulting Services.

a.The Company hereby engages Consultant, and Consultant accepts the engagement as an independent contractor, to provide the consulting services set forth in the attached Exhibit A (the “Services”) upon the Company’s request, upon to a total of ten (10) hours per month.

b.The Company acknowledges and agrees that the Services provided hereunder are on a non-exclusive basis, and Consultant may be employed by any other company, partnership, or other legal entity; perform consultancy services for any other companies or entities; or serve as a director, officer, or partner for any other company or legal entity; provided, however, that Consultant may not be employed by, provide services for, or serve as a director, officer, or partner for any other company, partnership or other legal entity that is a direct competitor to the business of the Company.

2.Consulting Fee.

a.Consultant shall receive the fees set forth on Exhibit A (the “Consulting Fee”) for the Services rendered in accordance with the terms of the Agreement.

b.The Company shall pay Consultant on a monthly basis for the duration of this Agreement, regardless of whether the Company requests services from Consultant. Consultant shall be responsible for payment of Consultant’s own operating expenses incurred in performing the Services.

c.Consultant acknowledges that Consultant will receive an IRS Form 1099-NEC from the Company and Consultant will be solely responsible for all federal, state, and local taxes.

d.The Parties agree that the Consulting Fees and reimbursement of expenses as set forth in this Agreement and Exhibit A are reasonable and at fair market value and shall not take into account the volume or value of any referrals, prescriptions, purchases or business otherwise generated by Consultant. The Parties acknowledge that the Company may be required to publicly disclose certain terms of this Agreement including the identity of Consultant, the nature of the Services performed and any payment or other transfer of value provided to Consultant under this Agreement. Consultant shall be responsible for providing all equipment, supplies or facilities required to perform the Services.

3.Relationship of Parties.

a.Consultant shall perform under this Agreement as an independent contractor and not as an employee of the Company. This Agreement will not be construed to create any association, partnership, joint venture, employment or agency relationship between Consultant and the Company or the Company for any purpose. As an independent contractor, Consultant’s fees are limited to those set forth on Exhibit A and Consultant shall not participate in any benefit or other plans that the Company maintains for its employees.

b.Consultant shall have no authority to assume or create any obligation or liability on the Company. Consultant will not be covered by the Company’s workers’ compensation policy and agrees that the Company will have no responsibility to the Consultant in the event the Consultant experiences any injury or illness in connection with the performance of the Services. Consultant shall be responsible for providing Consultant’s own general liability insurance coverage.

c.The Company shall not withhold any taxes in connection with the compensation paid to Consultant and Consultant shall be solely responsible for the payment of taxes on Consultant’s compensation earned under this Agreement. Consultant will be responsible for, and will indemnify the Company, its affiliates, and their respective officers, directors, managers and employees, against all such taxes, including penalties and interests.

d.Consultant shall ensure that each of Consultant’s agents or contractors who participate in rendering Services complies with the terms of this Agreement. Consultant assumes all responsibility for the failure of any such agent or contractor to comply with the terms of this Agreement.

4.Term of Agreement. This Agreement shall commence on January 1, 2023 (“Effective Date”) and end on May 31, 2023.

5.Termination.

a.Consultant may terminate this Agreement upon fifteen (15) days’ written notice of any breach of a material provision of this Agreement that remains uncured for thirty (30) days following written notice thereof (a “Material Breach”). Such termination shall be effective immediately and automatically upon the expiration of the applicable notice period, without further notice or action by either Party.

b.The Agreement will terminate immediately upon the death or disability of the Consultant. Disability for purposes of this Agreement shall mean disability or incapacitation of Consultant for a period of 1 month or longer that renders Consultant unable to perform Consultant’s duties under this Agreement with or without a reasonable accommodation.

c.Upon notice of termination, Consultant shall inform the Company of the extent to which performance has been completed and shall immediately take steps to wind down any work in progress. Upon termination, Consultant shall promptly certify, in writing, the return or destruction of all Work Product (as defined below) or Confidential Information that then exists and Consultant shall not retain any copies of such Work Product or Confidential Information.

d.The Company may terminate this Agreement upon fifteen (15) days’ written notice. If the Company terminates this Agreement, any and all obligations it may otherwise have under this Agreement shall cease immediately except that the Company shall pay to Consultant the remaining Consulting Fees through the term of this Agreement and approved expenses due at the time of termination, so long as such fees and expenses are for Services that Consultant performed to the satisfaction of the Company.

e.If either the Company or the Consultant terminates this Agreement, the Company will pay to the Consultant the remaining Consulting Fees through the term of this Agreement provided Consultant signs a valid, executed general release substantially in the form attached hereto as Exhibit B (the “Release”).

f.Any provisions of this Agreement which by their terms impose continuing obligations on the Parties, including but not limited to Sections 3, 6, 7, 9, 10 and 11 shall survive the expiration or termination of this Agreement.

6.Confidentiality.

a.Consultant shall hold in confidence and shall not, except in the course of performing hereunder, at any time during or after termination of Consultant’s relationship with the Company, (a) directly or indirectly reveal, report, publish, disclose or transfer the Company’s Confidential Information (as defined below) to any person or entity or (b) use any Confidential Information for any purpose other than for the benefit of the Company.

b.Consultant may disclose the Confidential Information to those of its representatives who need to know such information to perform under this Agreement and who are bound by confidentiality obligations at least as stringent as those set forth in this Agreement. Consultant shall remain fully responsible for any breach of this Agreement by any of its representatives. Consultant shall exercise at a minimum the same degree of care it would exercise to protect its own confidential information (and in no event less than a reasonable standard of care) to keep confidential the Confidential Information.

c.All Confidential Information shall remain the exclusive property of the Company and nothing contained in this Agreement shall be construed as granting a license to use such Confidential Information for reasons unrelated to this Agreement.

d.The obligations of confidentiality and non-use set forth in this Agreement shall continue for one (1) year from the termination of this Agreement, or until such Confidential Information no longer qualifies as confidential, whichever is earlier. Notwithstanding the foregoing, any Confidential Information that qualifies as a “trade secret” under applicable law shall remain subject to obligations of confidentiality for so long as such information retains its status as a trade secret.

e.For purposes of this Agreement, “Confidential Information” shall mean each of the following: (a) any information or material proprietary to the Company; (b) any information not generally known by non-Company personnel (other than persons subject to confidentiality); (c) any information which Consultant should know the Company would not care to have revealed to others; (d) any information which Consultant makes, conceives or develops during Consultant’s provision of Services hereunder; and (e) any information which the Company obtains from another party and which the Company treats as proprietary. The failure to mark information as confidential shall not affect its status as part of the Confidential Information hereunder.

f.No information shall be considered to be Confidential Information if such information: (a) has become public knowledge through legal means without fault by either party; (b) is already public knowledge prior to its disclosure; (c) is known to Consultant prior to its disclosure and such knowledge is evidenced in writing; or (d) has been furnished to a third party by the Company without restriction on such third party’s ability to disclose such information.

g.Notwithstanding any other provision of this Agreement, under the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purposes of reporting or investigation a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

h.Nothing in this Agreement prevents Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful.

7.Ownership of Information. All Confidential Information and Work Product (as defined below) shall belong exclusively and without additional compensation to the Company. “Work Product” shall mean all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, techniques, inventions or works of authorship developed or created by Consultant during the performance of Services hereunder. All Work Product shall be considered “work made for hire” for the Company and Consultant irrevocably assigns and transfers to the Company all right, title and interest it may have in such Work Product. Upon request of the Company and at the Company’s reasonable expense, Consultant shall take such further actions, including execution and delivery of instruments of conveyance, necessary to obtain legal protection in any country for such Work Product and for the purpose of vesting title thereto in the Company.

8.Consultant’s Representations, Warranties and Covenants. Consultant represents, warrants and covenants to the Company as follows:

a.Consultant will comply with all applicable laws in its performance under this Agreement.

b.Consultant has the knowledge, experience and skills to perform the Services and Consultant shall perform all Services in a competent, professional and workmanlike manner.

c.Consultant’s performance under this Agreement will not result in a breach of any contract with, or duty owed to, another party.

d.Consultant will not use or disclose to the Company any third party’s confidential information.

e.Consultant's performance hereunder shall not violate, infringe or misappropriate the intellectual property rights of any third party. All documents or materials delivered to the Company shall be original work and will not violate any intellectual property right of any third party.

f.No conflict of interest exists between the Consultant’s other contracts for services or other employment, if any, and Consultant will ensure that no such conflict arises during the Term.

9.Publications. Consultant may not publish or publicize in any way, without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion, any material or manuscript relating to Consultant’s work in connection with this Agreement. Consultant further agrees not to make any disclosure or statements that are designed or might reasonably be anticipated to disparage the Company, their officers, directors or personnel.

10. Arbitration

The Company and Consultant shall have the right to seek and obtain injunctive or other equitable relief, including a temporary restraining order, a preliminary injunction, and a permanent injunction, from a court of competent jurisdiction for or arising out of any breach or threatened breach of this Agreement, including by Consultant of any of the provisions of Section 6 above. However, in exchange for the mutual promises contained in this Agreement, and to the extent permitted under federal law, the Parties agree that any dispute, controversy, or claim arising out of or related to the Consultant’s Services with the Company or other dispute arising out of or related to this Agreement, including without limitation the interpretation or enforceability of this Agreement, including as to substantive and procedural arbitrability, shall be governed by the Federal Arbitration Act (FAA) and submitted to and decided by confidential, individual arbitration in San Francisco County, California under the Employment Arbitration Rules & Procedures of JAMS, a copy of which is available online at www.jamsadr.com. The Parties’ mutual agreement to arbitrate is made pursuant to the Federal Arbitration Act, as amended, 9 U.S.C. § 1 et seq. The Company will pay the neutral arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing. Discovery in any arbitration proceeding shall be conducted according to the JAMS Employment Arbitration Rules & Procedures. The neutral arbitrator will have the authority to grant any equitable or legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter. Any arbitral award determination shall be in writing and final and binding on the Parties and may be entered as a judgment in a court of competent jurisdiction. This Agreement to arbitrate is freely negotiated between the Consultant and the Company and is mutually entered into between the Parties. By entering into this Agreement, the Parties are waiving all rights to have their disputes heard or decided by a jury or in a court trial.

11.Miscellaneous.

a.No Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be deemed a waiver of such right or remedy with respect to such occurrence or event in the future. No waiver of any of Consultant’s obligations under this Agreement shall be effective unless in writing and signed by the Company.

b.Governing Law. The laws of the State of California shall govern all matters arising out of this Agreement.

c.Reformation and Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such decision shall not affect or invalidate the remainder of this Agreement. If the invalid or unenforceable provision cannot be reformed, the other provisions of this Agreement shall be given full effect and the invalid or unenforceable provisions shall be deemed deleted.

d.Assignment. Consultant may not assign, transfer or delegate this Agreement or any of its rights, interests or obligations hereunder, to any person, firm, or other entity without the Company’s prior written consent. Any attempt to assign this Agreement without such consent shall be void. This Agreement shall inure to the benefit and the burden of, and shall be binding upon, the Parties’ respective successors and permitted assigns.

e.Entire Agreement. This Agreement embodies the entire agreement between the Company and Consultant relating to the subject matter hereof. No changes, modifications or amendments shall be valid unless agreed upon by the Parties in writing.

f.Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which is deemed an original, and all of which, collectively, constitute only one agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

FORGE GLOBAL, INC.                        CONSULTANT

By:/s/ Victoria Hughes                        By:/s/ Jose Cobos

Name:Victoria Hughes                        Name: Jose Cobos

Title:SVP People                            Title: President

Date:12/23/22                            Date:12/23/22

Exhibit A
1.Services

a.Consultant has agreed to provide consulting services to advise on matters related to [***].

b.Consultant may perform the Services from a remote location in the continental United States (excluding short periods of business or personal travel) and shall not be required to perform services on the premises of the Company (or specific work location) except when required for business necessity.

2.Consulting Fees

The Company will pay to Consultant:

For the services rendered under Section 1(a) above:

a.$41,667 per month from January 1, 2023 until May 31, 2023; and

b.Any additional fees and travel expenses incurred by Consultant related to the Services must first be approved by the company in writing.

Exhibit B

GENERAL RELEASE

1.General Release and Covenant Not to Sue.

(a) Consultant, on behalf of Consultant and Consultant’s heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, forever discharges, and covenants not to sue the Company and its respective parents, subsidiaries, and affiliates, and each of their respective former and current owners, stockholders, members, managers, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, benefits administrators, investors, funds, and/or affiliates (collectively, the “Company Releasees”), for and from any and all federal, state, or local laws, regulations, ordinances, claims, causes of action, liabilities, and judgments of every type and description whatsoever, known or unknown, including, but not limited to, any obligation or claim arising under public policy, contract (express or implied, written or oral), tort, or common law, including but not limited to, wrongful discharge, defamation, emotional distress, misrepresentation, and/or obligations arising out of the Company’s policies or practices, employee handbooks, and/or statements by any employee or agent of any Company Releasee (whether oral or written), claims arising under the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1991, as amended, 42 U.S.C. § 12101 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1871, 42 U.S.C. § 1985; the Immigration Reform and Control Act, as amended, 8 U.S.C. 1101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq; the California Business & Professions Code; and any agreements between Consultant and any of the Company Releasees, if any (collectively the “Released Claims”), from the beginning of time through the date on which Consultant signs this Agreement. Notwithstanding anything herein to the contrary, the general release of claims in this Section does not extend to indemnification coverage under the Company’s bylaws or to any rights or benefits that, as a matter of law, may not be waived, including but not limited to unwaivable rights Consultant might have under federal and/or state law. However, this release does prevent Consultant from making any individual or personal recovery against the Company or the Company Releasees, including the recovery of money damages, reinstatement or other legal or equitable relief, as a result of filing a charge or complaint with a government agency against the Company and/or any of the Company Releasees, with the exception of any right to receive an award for information provided to the Securities and Exchange Commission.

(b) Waiver of Unknown Claims - Section 1542 Acknowledgement. Consultant acknowledges that Consultant has been advised of California Civil Code Section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Consultant agrees that Consultant is waiving any and all rights Consultant may have under California Civil Code Section 1542 with respect to the general release of claims in Section 2 of this Agreement. In connection with this waiver, Consultant acknowledges that Consultant may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which Consultant may now know or believe to be true, with respect to the claims released pursuant to Section 2. Nevertheless, Consultant intends to and does by this Agreement release, fully, finally and forever, in the manner described in Section 2, all such claims as provided therein. This Agreement shall constitute the full and absolute release of all claims and rights released in this Agreement, notwithstanding the discovery or existence of any additional or different claims or facts relating thereto.

2.Representations & Warranties.

(a)    Consultant represents and warrants that Consultant has not filed or otherwise initiated any legal action or administrative proceeding of any kind against any of the Company Releasees and has no knowledge that (i)

any such legal action or administrative proceeding has been filed or otherwise initiated or (ii) is contemplated or threatened by any other person or entity.

(b)    Consultant represents and warrants that Consultant has not assigned, transferred, sold, or hypothecated any of the Released Claims.

(c)    Consultant represents and warrants that Consultant has been paid and/or has received all fees, compensation, expenses and other benefits to which Consultant may be entitled under the Services Agreement from any of the Company Releasees except as provided in this Agreement.

(d)    Consultant represents and warrants that Consultant has not divulged any Confidential Information (as defined by the Services Agreement) of the Company or any of the other Company Releasees without the Company’s or the other Company Releasees’ consent.

(e)    Consultant understands and agrees that:

(i)    The payment(s) and benefits to Consultant pursuant to this Agreement constitute special separation benefits that the Company is providing in its discretion due to Consultant’s unique circumstances and that Consultant is not otherwise entitled to receive;

(ii)    No rights or claims are released or waived that might arise after Consultant signs this Agreement; and

(iii)    Consultant is advised to consult with an attorney before signing this Agreement.

3.No Admission of Liability.

This Agreement is not intended to be, and shall not be construed as, any admission of liability or wrongdoing of any kind by the Company or any of the other Company Releasees.

4.Confidentiality and Mutual Non-Disparagement.

As a condition of, and in consideration for, the payment and other benefits Consultant is to receive herein, Consultant agrees that:

(a)    Neither Consultant, nor Consultant’s attorneys nor agents, will disclose, disseminate or publicize or cause or permit to be disclosed, disseminated or publicized, the fact of and the terms of this Agreement, directly or indirectly, to any person, corporation, association or governmental agency, except for Consultant’s attorney, or accountant or for the purposes of enforcing this Agreement, should that ever become necessary, and/or except as required by law or legal process, in which case Consultant agrees to provide five days prior notice to the Company of Consultant’s receipt of such legal process to the addressee under Section 21 of this Agreement. The attorney and/or accountant to whom this Agreement is disclosed are also bound by this confidentiality provision.

(b)    Consultant will neither orally nor in writing make defamatory or otherwise injurious statements concerning the Company or Consultant’s engagement with the Company, or about the Company’s current officers, directors, major shareholders, its successors, to any current or future employee, vendor, and any client or potential client of the Company. The Company agrees to instruct its directors and officers not to make, directly or indirectly, any oral or written defamatory or otherwise injurious statements about Consultant or concerning Consultant.

(c)    This Section does not in any way restrict or impede the Consultant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with applicable law or regulation or a valid court order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

(d)    Nothing in this agreement prevents Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful.

5.Cooperation.

Except as otherwise required by law, Consultant acknowledges and agrees that Consultant will cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which Consultant, by virtue of Consultant’s engagement with the Company, has relevant knowledge or information.

6.Protected Rights; Limited Trade Secret Immunity.

(a)    Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Consultant’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local government agency or commission (collectively, “Government Agencies”), or prevents Consultant from providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit Consultant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing non-privileged documents or other information, without notice to the Company.

(b)    Consultant acknowledges that Consultant has been notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7.Return of Company Property.

Consultant represents and warrants that, as of the date on which Consultant signs this Agreement, Consultant has returned to the Company all property of the Company, including, but not limited to, all files, customer and prospective customer lists, laptops, computers, management reports, drawings, memoranda, forms, financial data and reports, and all other documents obtained or created by Consultant in connection with Consultant’s engagement with Company (including all copies of the foregoing, and including all Consultant’s engagement records and other materials of or relating to the Company or its customers) in Consultant’s possession or control, and all of the equipment and other materials of the Company in Consultant’s possession or under Consultant’s control (including but not limited to any credit cards, telephones, office equipment, software or similar items), and any and all other proprietary data or objects acquired through the Consultant’s engagement with the Company. Consultant acknowledges and agrees that all documents, data, e-mails or other communications or information whether residing on the Company’s systems, servers or computers or otherwise, or which Consultant created or received on behalf of the Company, are the Company’s property, and that Consultant has not and shall not take, copy, destroy, delete or in any way negatively affect or compromise any such document, data, e-mail or other communication or information.

8.Severability.

If a court of competent jurisdiction or arbitrator adjudicates any covenant or obligation under this Agreement void or unenforceable, then the Parties intend that the court or arbitrator modify such provision only to the extent necessary to render the covenant or obligation enforceable as modified or, if the covenant or obligation cannot be so modified, the Parties intend that the court or arbitrator sever such covenant or obligation, and that the remainder of this Agreement, and all remaining covenants, obligations and provisions as so modified, shall remain valid, enforceable, and in full force and effect.

9.Entire Agreement.

Consultant and the Company acknowledge and agree that this Agreement constitutes a full, final, and complete settlement of their differences relating to the subject matter hereof and supersedes and replaces any and all other written or oral exchanges, agreements, understandings, arrangements, or negotiations between them relating to the subject matter hereof. The Parties affirmatively state that there are no other prior or contemporaneous agreements, exchanges, representations, arrangements, or understandings, written or oral, between them relating to the subject matter hereof, and that this Agreement contains the sole and entire agreement between them with respect to the subject matter hereof. Consultant and the Company further acknowledge and agree that language proposed for, deleted from, or otherwise changed in any drafts of this Agreement but not included herein shall not in any way affect the rights and obligations of the Parties.

10.Construction.

In any construction of this Agreement, the same shall not be construed against either party on the basis that the party was the drafter. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

11.Modification.

Subject to Sections 9 and 11 above, no provision of this Agreement may be changed, altered, modified, or amended except in writing signed by Consultant and a duly-authorized representative of the Company, which writing shall specifically reference this Agreement and the provision that the Parties intend to change, alter, modify, or amend.

12.Attorneys’ Fees, Costs and Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

13.Third-Party Beneficiaries.

The Parties acknowledge and agree that all of the Company Releasees shall be third-party beneficiaries of this Agreement.

14.Counterparts Acceptable.

This Agreement may be executed in counterparts, and when each party has signed and delivered one such counterpart to the other Parties hereto, each counterpart shall be deemed an original and taken together shall constitute one and the same agreement, which shall be binding and effective as to each of the Parties. The exchange of a fully-executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement. A facsimile or scanned (e.g., .PDF, etc.) signature shall be deemed to be an original.

15.Applicable Law.

Except as otherwise provided in Section 20, this Agreement shall be governed and construed in accordance with the laws of the State of California, irrespective of its choice-of-law rules.

16.Successors and Assignees of the Company and Other Company Releasees.

This Agreement shall be assignable by the Company in its sole discretion and inure to the benefit of the Company and its successors and assigns and all other Company Releasees. This Agreement may not be assigned by Consultant and any such attempted or purported assignment shall be null and void.

17.Headings and Captions.

The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

18.Waiver.

The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

19.Arbitration Agreement.

The Company and the other Company Releasees and Consultant shall have the right to seek and obtain injunctive or other equitable relief, including a temporary restraining order, a preliminary injunction, and a permanent injunction, from a court of competent jurisdiction for or arising out of any breach or threatened breach of this Agreement, including by Consultant of any of the provisions of Section 6 above. However, the Parties agree, to the extent permitted by applicable law, that any dispute, controversy, or claim arising out of or related to the Consultant’s engagement with the Company or termination of engagement, other dispute arising out of or related to this Agreement, including without limitation the interpretation or enforceability of this Agreement, including as to substantive and procedural arbitrability, shall be governed by the Federal Arbitration Act (FAA) and submitted to and decided by confidential, individual arbitration in San Francisco County, California under the Employment Arbitration Rules & procedures of JAMS, a copy of which is available online at www.jamsadr.com. The Parties’ mutual agreement to arbitrate is made pursuant to the Federal Arbitration Act, as amended, 9 U.S.C. § 1 et seq. The Company will pay the neutral arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing. Discovery in any arbitration proceeding shall be conducted according to the JAMS Employment Arbitration Rules & procedures. The neutral arbitrator will have the authority to grant any equitable or legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, but will not have the authority to grant any remedies that the Parties have waived. Any arbitral award determination shall be in writing and final and binding on the Parties and may be entered as a judgment in a court of competent jurisdiction. This Agreement to arbitrate is freely negotiated between the Consultant and the Company and is mutually entered into between the Parties. By entering into this Agreement, the Parties are waiving all rights to have their disputes heard or decided by a jury or in a court trial.

20.Notices.

All notices and all other communications that are required to be given under this Agreement must be in writing and shall be deemed to have been duly given when: (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via email to the recipient, in each case as follows:

If to the Company:    Victoria Hughes
SVP, Head of People
Forge Global, Inc.
415 Mission Street, Suite 5510, San Francisco, CA 94105
E-mail: [***]

If to Consultant:        To Consultant’s last known address on file with the Company,

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

21.Tax Withholding.

The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

22.Section 409A.

Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Consultant on account of non-compliance with Section 409A.

23.Consultant’s Understanding.

Consultant acknowledges and agrees that Consultant has read and fully understands the contents and the effect of this Agreement. Consultant represents and warrants that Consultant has had a reasonable opportunity to seek the advice of an attorney as to such content and effect. Consultant accepts each and every term, provision, and condition of this agreement, and does so voluntarily and with full knowledge and understanding of its contents, nature, and effect.

BY SIGNING THIS AGREEMENT, CONSULTANT ACKNOWLEDGES THAT CONSULTANT DOES SO VOLUNTARILY AFTER CONSULTING WITH HIS OR HER COUNSEL AND CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

JOSE COBOS

Date:

FORGE GLOBAL, INC.

By: ____________________________________
VICTORIA HUGHES
SVP, HEAD OF PEOPLE

Date: